Exhibit 99

For More Information, Call:                           FOR IMMEDIATE RELEASE
Connie Ayres LaPlante
Treasurer
740-588-2265

                        FIRST FEDERAL BANCORP REPORTS
                           FOURTH QUARTER RESULTS

ZANESVILLE, Ohio (November 1, 2004) J. William Plummer, President, and Chief Executive Officer of First Federal Bancorp, Inc. (NASDAQ: FFBZ) today reported results for the three months and fiscal year ended September 30, 2004.

Net income for the fourth quarter 2004 was $0.3 million or $0.10 per diluted share compared to $0.5 million or $0.15 per diluted share for the same period last year. This was principally due to an increase in the provision for loan losses, reflecting the 11% growth in loans since September 30, 2003 and repossessed assets due to the weak economy.

J. William Plummer, President and Chief Executive Officer, commented, "During the three months ended September 30, 2004 loans outstanding increased for the seventh consecutive quarter compared to the prior year, and we continue to benefit from a solid balance sheet. The growth in commercial and small business loans combined with the increase in deposits during fiscal year 2004 is expected to contribute positively to performance in future periods."

Fourth Quarter Results
----------------------

Net interest income rose to $2.1 million for the fourth quarter of 2004 from $2.0 million for the same period last year. Solid growth in automobile and home equity loans was partially offset by a modest decline in non-residential and variable rate mortgage loans. For the three months ended September 30, 2004, asset yields declined at a faster rate than deposit yields compared to a year ago. This resulted in a net interest margin of 3.30% for the fourth quarter 2004 versus 3.52% for the same period a year ago.

Non-interest income was $0.5 million for the fourth quarter 2004 and 2003. Non-interest expense was $1.8 million for the fourth quarter 2004 and 2003. Lower marketing expenses for the three months ended September 30, 2004 were offset by higher professional fees related to the pending merger agreement with Park National Corporation.

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Fiscal Year 2004 Results
------------------------

Net interest income increased to $8.5 million for the twelve months ended September 30, 2004 from $8.4 million for the same period last year. Net interest margin declined to 3.41% from 3.68% a year ago. Non-interest income was $1.8 million for fiscal year 2004 and 2003. Non-interest expense declined slightly to $7.0 million for fiscal year 2004 compared to $7.1 million for the same period last year. Net income was $1.7 million or $0.49 per diluted share for fiscal year 2004 compared to $1.8 million or $0.54 for fiscal year 2003.

Balance Sheet
-------------

Total assets were $258.4 million at September 30, 2004 compared to $234.5 million on the same date in 2003, an increase of 10%. Net loans receivable rose 11.0% to $228.1 million at September 30, 2004 from $205.5 million on the same date last year. This improvement was principally due to solid growth in non-residential loans, variable rate mortgages, home equity loans, and automobile loans, while commercial loans remained stable compared to a year ago.

Total deposits rose 7.4% to $176.5 million at September 30, 2004 from $164.4 million on the same date last year. Most of the increase occurred in jumbo certificates of deposit, which are $100,000 or more per account, from national sources which enabled the bank to attract deposit funds at lower rates for longer-terms.

Total shareholders' equity increased 7% to $23.6 million at September 30, 2004 from $22.1 million on the same date last year. Shareholders' equity rose to $6.98 per diluted share at year-end 2004 compared to $6.59 on September 30, 2003.

Asset Quality
-------------

Non-performing assets were 0.41% of total assets at September 30, 2004 compared with 0.22% on the same date last year particularly due to the increase in net loans outstanding and change in loan mix year-over-year. The loan loss reserve represented 0.86% of net loans outstanding at September 30, 2004 versus 0.73% on the same date a year ago.

Special Meeting of Shareholders
-------------------------------

A special meeting of the shareholders of First Federal Bancorp, Inc. has been scheduled for November 8, 2004 at 10:00 a.m. Eastern Standard Time, to consider and vote upon the adoption of the Agreement and Plan of Merger by and among Park National Corporation and First Federal Bancorp, Inc.

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About First Federal Bancorp, Inc.
---------------------------------

First Federal Bancorp, Inc. is the parent company of First Federal Savings Bank of Eastern Ohio, whose primary markets include Coshocton, Guernsey, Licking, Morgan, Muskingum, Perry, and Tuscarawas counties. Additional information is available by contacting Connie Ayres LaPlante, Treasurer, First Federal Bancorp, Inc., at (740) 588-2265.

Statements made in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements.

                         FIRST FEDERAL BANCORP, INC.
                            FINANCIAL HIGHLIGHTS
                  (In Thousands, except per share amounts)

                                    Three Months Ended       Twelve Months Ended
                                      September 30,             September 30,
                                     2004        2003         2004         2003
                                     ----        ----         ----         ----

Selected Operations Data:
Total Interest Income                $3,409      $3,347      $13,500      $13,915
Total Interest Expense                1,280       1,298        5,006        5,509
                                     ------      ------      -------      -------

Net Interest Income                  $2,129      $2,049      $ 8,494      $ 8,406
Provision For Loan Losses               244          15          767          270
                                     ------      ------      -------      -------

Net Interest Income After
 Provision for Loan Losses           $1,885      $2,034      $ 7,727      $ 8,136
Noninterest Income                      454         515        1,843        1,793
Noninterest Expense                   1,774       1,759        6,996        7,146
                                     ------      ------      -------      -------

Income Before Income Tax             $  565      $  790      $ 2,574      $ 2,783
Provision For Income Tax                220         273          914          960
                                     ------      ------      -------      -------

Net Income                           $  345      $  517      $ 1,660      $ 1,823
                                     ======      ======      =======      =======

Earnings Per Share:
  Basic                              $ 0.10      $ 0.16      $  0.51      $  0.56
                                     ======      ======      =======      =======
  Diluted                            $ 0.10      $ 0.15      $  0.49      $  0.54
                                     ======      ======      =======      =======

Weighted Average Common and
 Common Equivalent Shares:
  Basic                          3,291,686    3,235,319    3,276,471    3,236,642
                                 =========    =========    =========    =========
  Diluted                        3,424,215    3,337,336    3,384,532    3,349,713
                                 =========    =========    =========    =========

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                         FIRST FEDERAL BANCORP, INC.
                            FINANCIAL HIGHLIGHTS
                  (In Thousands, except per share amounts)

                                   At September 30, 2004    At September 30, 2003

Selected Financial Condition Data:
Assets                                          $258,395                 $234,528
Loans Receivable - Net                          $228,107                 $205,476
Mortgage-Backed Securities                          $207                     $303
Investment Securities                             $7,096                   $8,168
FHLB Stock                                        $4,981                   $4,783
Deposits                                        $176,482                 $164,447
Total Equity                                     $23,633                  $22,078
Total Equity Per Share                             $6.98                    $6.59

                                                   At or for the            At or for the
                                                    Three Months            Twelve Months
                                                Ended September 30,      Ended September 30,
                                                 2004        2003         2004        2003
                                                 ----        ----         ----        ----

Selected Financial Ratios And Other Data:

Performance Ratios (Annualized):
  Return on Average Assets                        .54%        .89%         .67%        .80%
  Return on Average Equity                       5.95%       9.44%        7.32%       8.44%
  Interest Rate Spread:
    Average During Period                        3.33%       3.57%        3.45%       3.74%
    Net Interest Margin                          3.30%       3.52%        3.41%       3.68%
    Noninterest Expense to Average Assets        2.75%       3.03%        2.81%       3.13%

Quality Ratios:
  Nonperforming Assets to Total
   Assets at End of Period                        .41%        .22%         .41%        .22%
  Efficiency Ratio                              61.04%      67.62%       62.53%      65.57%
  Loan Loss Allowance to Net
   Loans at End of Period                        0.86%       0.73%        0.86%       0.73%

Capital Ratios:
  Total Equity to Total Assets
   at End of Period                              9.15%       9.41%        9.15%       9.41%
  Average Interest-earning Assets to
   Average Interest-bearing Liabilities        107.18%     107.09%      107.16%     106.70%

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